Exhibit 4.1

Execution Version

AMERICAN INTERNATIONAL GROUP, INC.

Fourth Supplemental

Indenture

Dated as of December 12, 2012

(Supplemental to Senior Indenture Dated as of April 15, 1993)

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE, dated as of December 12, 2012 (the “Fourth Supplemental Indenture”), between American International Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (as successor to SunAmerica Inc.) (herein called the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association (as successor to the First National Bank of Chicago), as Trustee (herein called the “Trustee”);

R E C I T A L S:

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Senior Indenture, dated as of April 15, 1993, as supplemented by the Supplemental Indenture, dated as of June 28, 1993, the Supplemental Indenture, dated as of October 28, 1996, and the Third Supplemental Indenture, dated as of January 1, 1999 (as so supplemented, the “Existing Indenture”) (the Existing Indenture, as the same may be amended or supplemented from time to time, including by this Fourth Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series as provided in the Indenture;

WHEREAS, Section 8.2 of the Existing Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Existing Indenture for the purpose of adding any provisions to, or changing in any manner the provisions of, the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding of all series affected by such supplemental indenture (voting as one class);

WHEREAS, the Company wishes to amend Section 9.3 of the Existing Indenture to permit the issuance, sale, assignment, transfer or other disposition of Voting Stock of a Restricted Subsidiary so long as such issuance, sale, assignment, transfer or other disposition is: (i) to the Company; (ii) to any other Restricted Subsidiary that is, and following such transaction or series of transactions would remain, wholly owned by the Company, directly or indirectly (including through an entity that is not a Restricted Subsidiary), or to one or more entities that are wholly owned by such a Restricted Subsidiary; (iii) to an entity that, as a result of such transaction or series of transactions, would become a Restricted Subsidiary that meets the requirements of clause (ii); or (iv) in a merger of a Restricted Subsidiary with and into another Restricted Subsidiary or the Company;

WHEREAS, the changes contemplated in this Fourth Supplemental Indenture comply with the requirements of Section 8.2 of the Existing Indenture;

WHEREAS, pursuant to resolutions of the Finance and Risk Management Committee of the Company at a meeting duly called and held on December 4, 2012, the Company has duly authorized the execution and delivery of this Fourth Supplemental Indenture;

WHEREAS, in accordance with Sections 8.4 and 11.5 of the Existing Indenture, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that this Fourth Supplemental Indenture complies with the applicable provisions of the Existing Indenture and that all conditions precedent provided for in the Existing Indenture to the execution and delivery by the Trustee of this Fourth Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement according to its terms have been done;

NOW, THEREFORE:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 1.1	Relation to the Existing Indenture

This Fourth Supplemental Indenture constitutes a part of the Existing Indenture (the provisions of which, as modified by this Fourth Supplemental Indenture, shall apply to the Securities) in respect of the Securities heretofore and hereafter issued.

Section 1.2	Definitions

For all purposes of this Fourth Supplemental Indenture, the capitalized terms used herein (i) which are defined in the recitals or introductory paragraph hereof have the respective meanings assigned thereto in the applicable provision of the recitals and introductory paragraph, and (ii) which are defined in the Existing Indenture (and which are not defined in the recitals or introductory paragraph hereof) have the respective meanings assigned thereto in the Existing Indenture. For all purposes of this Fourth Supplemental Indenture:

(a) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Fourth Supplemental Indenture; and

(b) The terms “herein”, “hereof”, and “hereunder” and words of similar import refer to this Fourth Supplemental Indenture.

ARTICLE TWO

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 2.1	Amendment to Restrictions on Certain Dispositions

Concurrently with the execution and delivery of this Fourth Supplemental Indenture, the following parenthetical is hereby added after “Subsidiary” and before the comma in the last line of the lead-in to Section 9.3 of the Existing Indenture:

“(other than: (i) to the Issuer; (ii) to a Restricted Subsidiary that is, and following such transaction or series of transactions would remain, wholly owned by the Issuer, directly or indirectly (including through an entity that is not a Restricted Subsidiary), or to one or more entities that are wholly owned by such a Restricted Subsidiary; (iii) to an entity that, as a result of such transaction or series of transactions, would become a Restricted Subsidiary that meets the requirements of clause (ii); or (iv) in a merger of a Restricted Subsidiary with and into another Restricted Subsidiary or the Issuer)”

ARTICLE THREE

MISCELLANEOUS

Section 3.1	Relationship to Existing Indenture

The Fourth Supplemental Indenture is a supplemental indenture within the meaning of the Existing Indenture. The Existing Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Securities, the Existing Indenture, as supplemented and amended by the Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.2	Modification of the Existing Indenture

Except as expressly modified by this Fourth Supplemental Indenture, the provisions of the Existing Indenture shall govern the terms and conditions of the Securities.

Section 3.3	Governing Law

This instrument shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 3.4	Counterparts

This instrument may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 3.5	Trustee Makes No Representation

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture other than its execution hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By	/s/ Brian T. Schreiber
	Name:	Brian T. Schreiber
	Title:	Executive Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]